UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 18, 2004
 (Date of Report (Date of Earliest Event Reported))

WM.WRIGLEY JR. COMPANY
 (Exact Name of Registrant as specified in its charter)

DELAWARE	1-800	36-1988190

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

410 North Michigan Avenue Chicago, Illinois		60611

(Address of principal executive Offices)		(Zip Code)

(312) 644-2121

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Wm. Wrigley Jr. Company (the “Company”) in connection with the matters described herein.

Item 1.01:          Entry into a Material Definitive Agreement

On November 14, 2004, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Kraft Foods Global, Inc. to purchase certain of its confectionery assets for $1.48 billion (the “Purchase Price”).  The transaction includes the purchase of well-known brands such as LifeSavers, Creme Savers, and Altoids – as well as a number of high-quality local or regional brands and production facilities in the United States and Europe.  The all-cash Purchase Price for the transaction will be offset in part by approximately $300 million in cash tax benefits associated with amortization of intangible assets.  The transaction is subject to customary closing conditions, including regulatory clearances.  Subject to receiving those clearances, the transaction is expected to be completed by mid-2005.

A copy of the Agreement is filed with this report as Exhibit 99.1.   The foregoing description of the  Agreement and the transactions contemplated therein does not purport to be complete and is qualified in its entirety by reference to the full text of the  Agreement.  A copy of the press release announcing the execution of the  Agreement is filed with this report as Exhibit 99.2.

Item 9.01:          Financial Statements and Exhibits.

(c)	Exhibits

	99.1	Asset Purchase Agreement dated November 14, 2004, between Kraft Foods Global, Inc. and Wm. Wrigley Jr. Company.

	99.2	Press Release dated November 15, 2004 issued by the Company to announce the execution of the Asset Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WM. WRIGLEY JR. COMPANY

	By:	/s/ HOWARD MALOVANY

	Name:	Howard Malovany
	Title:	Vice President, Secretary and General Counsel

Date: November 18, 2004

INDEX TO EXHIBITS

(99)	ADDITIONAL EXHIBITS

	99.1	Asset Purchase Agreement dated November 14, 2004, between Kraft Foods Global, Inc. and Wm. Wrigley Jr. Company.

	99.2	Wm. Wrigley Jr. Company Press Release dated November 15, 2004

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